UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2006

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	001-09781 (0-1052) (Commission File Number)	04-2170233 (I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2006, the shareholders of Millipore Corporation (the “Company”) approved amendments to the Millipore Corporation 1999 Stock Incentive Plan (the “Plan”) to permit awards of equity incentive compensation to non-employee directors of the Company under the Plan and to add to the Plan 118,744 shares of the Company’s Common Stock then remaining available for grant under the Company’s 1999 Stock Option Plan for Non-Employee Directors, which has been terminated, except that any option grant previously made under the Company’s 1999 Stock Plan for Non-Employee Directors shall remain in effect pursuant to its terms.

These approved amendments to the Plan also gave effect to revised equity award arrangements for non-employee directors approved by the Company’s Board of Directors, subject to such shareholder approval.

Each newly elected non-employee director shall be awarded options covering 5,000 shares of the Company’s common stock and 1,650 restricted stock units on the date of his or her first election. Following the initial grant, each non-employee director shall be awarded options covering 2,500 shares of common stock and 825 restricted stock units at the time of the first meeting of directors following each annual meeting of shareholders thereafter, provided such individual is then a non-employee director.

Item 1.02.	Termination of Material Definitive Agreement.

On April 26, 2006, the Company’s 1999 Stock Option Plan for Non-Employee Directors was terminated, except that any option grant previously made under the Company’s 1999 Stock Plan for Non-Employee Directors shall remain in effect pursuant to its terms.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective April 26, 2006, Anthony L. Mattacchione, age 43, was appointed as the chief accounting officer of the Company.

Mr. Mattacchione has served as the Company’s controller since April 12, 2006. Prior to joining the Company, Mr. Mattacchione served in various capacities at Gerber Scientific, Inc., most recently as its corporate treasurer since August 2005, its corporate controller from December 2000 through August 2005, and a corporate vice president since October 2002. Mr. Mattacchione is a certified public accountant and has a MBA in finance from University of Connecticut.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin Vice President and General Counsel

Date: April 27, 2006